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EXHIBIT 10.16

SUMMARY OF ARRANGEMENT WITH JAMES A. ABRAHAMSON

Mr. Abrahamson has resigned as Chairman of the Board as of May 31, 1995, but will continue to serve as a director of the Company. Mr. Abrahamson will provide consulting services to the Company in exchange for annual fees of $100,000 until May 31, 1996 or until he is employed in a full-time position elsewhere, whichever is earlier. Mr. Abrahamson will be required to exercise any outstanding options within 90 days of his ceasing to serve as a director or ceasing to provide consulting services to the Company, whichever is earlier. Mr. Abrahamson will have indebtedness to the Company in the aggregate amount of $267,500 forgiven by the Company.

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